EXHIBIT 10.1

ZIONS BANCORPORATION
One South Main
Suite 1500
Salt Lake City, Utah 84133

[Date]

[Name of Executive]
[Address]
[City], [State] [Zip Code]

Dear [Name of Executive],
Zions Bancorporation (the “Company”) intends to enter into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).
For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. Because you may become a senior executive officer subject to these requirements, the Company is asking you to agree to the terms of this letter agreement.
To comply with the CPP requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree that, notwithstanding anything to the contrary contained in any compensation, bonus, incentive or other benefit plan, arrangement or agreement of the Company to which you are a party or by which you are benefited (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”):

(1)
No Golden Parachute Payments. The Company shall have no obligation to, and will not, make any golden parachute payment (as defined below) to you during any “CPP Covered Period”. A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus or incentive compensation paid to you during a CPP Covered Period shall be subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)
No Unnecessary and Excessive Risk. The CPP requires the Company to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent that, as a result of any such review, the Company determines in its sole discretion that revisions to any Benefit Plan with respect to you are necessary or advisable, such Benefit Plan may be amended as the Company determines to be necessary or advisable.

(4)
Future Requirements. Congress, the Treasury or other regulatory agencies may in the future promulgate, issue or revise CPP executive compensation statutes, rules, regulations and guidance and may unilaterally amend the Participation Agreement. To the extent that the Company determines in its sole discretion that any such statute, rule, regulation, guidance or amendment requires revisions to any Benefit Plan with respect to you, such Benefit Plan may be amended as the Company determines to be necessary or advisable.

(5)
    Compensation Program Amendments. Each of the Company’s Benefit Plans with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2). You agree that, to the extent determined by the Company to be necessary or advisable, the Company may amend any Benefit Plan pursuant to provisions (3) or (4) without further action, consent or agreement by or with you and that, if requested by the Company, you will execute such additional documents as the Company determines in its sole discretion to be necessary or advisable to effect such amendment.

(6)
Waiver Agreement. For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, senior executive officers must deliver a waiver agreement, in the form accompanying this letter agreement, to the Treasury. You agree to execute and return to the Company the accompanying waiver agreement. The Company will deliver such waiver agreement to the Treasury if required under the Participation Agreement or any applicable statute, rule or regulation.

(7)	Definitions and Interpretation. This letter agreement shall be interpreted as follows:

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

•	“Golden parachute payment” is used with the same meaning as in subsection 111(b)(2)(C) of EESA.

•
“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date” as defined in the Participation Agreement.

•
The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). As between the Company and you, the term “employer” in the waiver agreement will be deemed to mean the Company as used in this letter agreement.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•
Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(8)
Waiver. You hereby voluntarily waive any claim against the Company for any changes to your compensation or benefits pursuant to this letter agreement. This waiver includes all claims you may have under the laws of the United States or any state related to the requirements of this letter agreement or the Participation Agreement or any statute, rule, regulation or guidance relating to the CPP, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which this letter agreement or the Participation Agreement or any statute, rule, regulation or guidance relating to the CPP was adopted and any tort or constitutional claim about the effect of this letter agreement or the Participation Agreement or any statute, rule, regulation or guidance relating to the CPP on your employment relationship.

(9)
Miscellaneous. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Utah without giving effect to its conflicts of laws rules. Resolution of any disputes under or relating to this letter agreement shall be subject to the arbitration provisions then in effect under the Company’s Employee Handbook. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Nothing in this letter agreement diminishes or alters the Company’s policy of at-will employment for all employees, where both the Company and you may terminate the employment at any time and for any reason, with or without cause or notice.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.
Very truly yours,
ZIONS BANCORPORATION

By:     ________________________________
Name:
Title:

Intending to be legally bound, I agree
with and accept the foregoing terms.

_________________________________
[Name of Executive]

WAIVER AGREEMENT

In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

_____________________________
[Executive Name]